Exhibit 10.7

Execution Version

MASTER RESEARCH AND DEVELOPMENT TRANSITION SERVICES

AGREEMENT

between

Kraft Foods Group, Inc.

and

Mondelēz Global LLC

Dated as of September 27, 2012

MASTER RESEARCH AND DEVELOPMENT TRANSITION SERVICES

AGREEMENT

This Master Research and Development Transition Services Agreement (this “Agreement”) is entered into as of the Distribution Date, as defined in the Separation Agreement (as defined below), (the “Effective Date”), between Kraft Foods Group, Inc., a Virginia corporation (“GroceryCo”), and Mondelēz Global LLC, a Delaware limited liability company (“SnackCo”).

WHEREAS, GroceryCo and SnackCo’s parent company are parties to that certain Separation Agreement (the “Separation Agreement”) and the IP Separation Agreement (as defined below), both dated as of the Distribution Date;

WHEREAS, pursuant to the Separation Agreement, the parties agreed to separate Kraft Foods Inc. into two companies: (a) GroceryCo, which will own and conduct, directly and indirectly, the GroceryCo Business; and (b) SnackCo, which will own and conduct, directly and indirectly, the SnackCo Business (the “Separation”); and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition following the Separation, the parties each desire to provide to the other, and to receive from the other, certain research and development services on an interim basis.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, GroceryCo and SnackCo agree as follows:

1. Definitions. The following terms have the meanings indicated:

1.1 “Affiliate” of any entity means another entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first entity.

1.2 “Allocated Costs” means the fully allocated cost for providing Services calculated in a manner consistent with past practice, including the following (to the extent allocable to the provision of the Services): (a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the cost of maintenance and support, including user support, (c) the fully loaded cost of personnel, (d) the cost of equipment, (e) the cost of disaster recovery services and backup services, (f) the cost of facilities and space, (g) the cost of supplies (including consumables), (h) the cost of utilities (HVAC, electricity, gas, etc.), (i) the cost of networking and connectivity, (j) the cost of legal fees associated with any advice, activities or agreements related to the foregoing areas, (k) any reasonable out-of-pocket expenses incurred by Supplier with third parties (including Contractors) in connection with the provision of Services (including one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with Contractors engaged in compliance with this Agreement), and (l) the cost of personnel retained, displaced or transferred (excluding severance costs for Supplier employees). Travel expenses must be reasonable and incurred in accordance with Supplier’s normal travel policy. Overhead allocations must be calculated consistently with Supplier’s past practice as then generally used by Supplier in its applicable, respective geographic business. Allocated Costs will be subject to a mark-up of five percent, except for (i) materials and services provided by third parties, (ii) fees charged by third parties, and (iii) out-of-pocket expenses paid to third parties.

1.3 “Buyer” is defined in Section 2.1.

1.4 “Buyer Intellectual Property” means all intellectual property owned by Buyer which Buyer provides or discloses to Supplier for Supplier’s use in the course of any Project, including all inventions, discoveries, developments, improvements, works of authorship, patent rights, copyrights, industrial design rights, database rights, trade secrets, and know-how.

1.5 “Canadian Buyer” is defined in Section 11.1(a).

1.6 “Canadian Supplier” is defined in Section 11.1(a)

1.7 “Change of Control” means any: (a) event or series of events through which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes, or obtains rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of a party or any of its subsidiaries; (b) merger, consolidation or acquisition of or involving a party or any of its subsidiaries; (c) sale of any material amount of the assets of a party or any of its subsidiaries (including by a sale of stock or other securities of any such subsidiary); or (d) similar transaction or business combination involving a party or any of its subsidiaries or their business or capital units or assets.

1.8 “Confidential Information” is defined in Section 8.

1.9 “Contractor” means a third party contractor or subcontractor of Supplier.

1.10 “Dispute” is defined in Section 11.2.

1.11 “Employee Matters Agreement” means that certain Employee Matters Agreement being entered into by the parties as of the Distribution Date.

1.12 “IP Separation Agreement” means that certain Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property being entered into by certain Affiliates of the parties as of the Distribution Date.

1.13 “Project” means the project identified in a Project Statement.

1.14 “Project Statement” means the agreement used to initiate and conduct a Project.

1.15 “Representative” means an Affiliate, Contractor or other Person providing Services under this Agreement or a Project Statement.

1.16 “Services” means the services and deliverables identified in a Project Statement.

1.17 “Supplier” is defined in Section 2.1.

1.18 “Term” is defined in Section 9.1(a).

1.19 “Work Product” means all intellectual property developed, authored, or created by Supplier, its employees or Contractors after the Effective Date and in the course of any Project, including all inventions, discoveries, developments, improvements, works of authorship, patent rights, copyrights, industrial design rights, database rights, trade secrets, and know-how, regardless of whether or not it incorporates, is based on or is derived from any of the Buyer Intellectual Property or any other preexisting information, material or rights.

Other capitalized terms have the meanings set forth elsewhere in this Agreement. Any capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation Agreement.

2. Services.

2.1 During the Term of this Agreement, the party identified as the Supplier in a Project Statement (“Supplier”) will use commercially reasonable efforts to perform and deliver the Services to the party identified as the Buyer in the Project Statement (“Buyer”) in accordance with the Project Statement. As of the Effective Date, the parties are entering the Project Statements listed on Exhibit A.

2.2 It will not be deemed to be a breach of this Agreement if Supplier fails to meet the service standards set forth in Section 2.1 because of (i) the failure of Buyer to cooperate with or provide information, services or decisions to Supplier as required hereunder, (ii) failure caused by any act or omission of Buyer or its facilities, equipment, hardware or software, (iii) changes reasonably deemed to be required by changes in law, technology or the availability of reasonably commercially available products and services, (iv) changes otherwise permitted hereunder, (v) demands on, or changes to, the relevant systems, processes or personnel, provided Supplier expends commercially reasonable efforts to attempt to correct the situation within a reasonable period of time, (vi) failures by third party service providers not directly retained by Supplier, (vii) a Contractor’s failure to perform, or (viii) Force Majeure as further provided in Section 11.3.

2.3 Supplier may have the Services provided in whole or in part: (i) by Affiliates of Supplier; or (ii) by Contractors capable of providing the required level of service, if Buyer provides Supplier with at least 30 days prior written notice identifying the proposed Contractor and if the use of the Contractor would not be prohibited by, or involve disclosures prohibited by, the IP Separation Agreement. Supplier will be responsible for the Affiliates’ or Contractors’ performance of Supplier’s obligations under this Agreement.

2.4 Except as otherwise set forth in a Project Statement, the Separation Agreement, or the Employee Matters Agreement, for the avoidance of doubt, this Agreement does not impose an obligation on Supplier to second or procure the secondment to Buyer of any employee or other personnel in connection with the provision of the Services. The parties agree that such employees of Supplier and its Affiliates providing Services are employees, contract employees or secondees of Supplier or its Affiliates. All labor matters relating to any employees of Supplier and its Affiliates will be within the exclusive direction, control and supervision of Supplier and its Affiliates, and Buyer will take no action affecting such matters, and Supplier will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such Supplier personnel; provided, however, that Supplier agrees to use commercially reasonable efforts to maintain sufficient personnel and facilities necessary to provide the Services. Supplier will be solely responsible for the payment of all salary and benefits, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Supplier and its Affiliates used to provide Services, and all Supplier personnel providing Services under this Agreement will be deemed to be employees or representatives solely of Supplier for purposes of all compensation and employee benefits and not to be employees, representatives or agents of Buyer.

3. Pricing. Services will be billed, as set forth in the Project Statements, either (i) at fixed rates, or (ii) based on Supplier’s Allocated Costs incurred in providing the Services plus five percent. The fixed rate charges set forth in Project Statements represent the Supplier’s estimated Allocated Costs for providing the corresponding Services plus five percent.

4. Records, Reports and Conferences.

4.1 Supplier will keep reasonably detailed records, consistent with past practice, of any expenses that constitute a component upon which the price for Services that are not billed at a fixed rate is determined. Supplier will maintain the records in accordance with its then-current record retention policies. At reasonable intervals during the Term and for two years thereafter, Buyer personnel will, upon no less than five business days prior notice, or, if critical, upon reasonable shorter notice under the circumstances, have access to the records for the purpose of verifying the invoices submitted to Buyer, notwithstanding the termination of any Project Statement. The costs of all such audits will be borne by Buyer. The confidentiality provisions in Section 8 of this Agreement will govern all audits by Buyer. To the extent that any Services are billed at a fixed rate under a Project Statement, Supplier will not be required to maintain records regarding the expenses upon which the fixed rate pricing is determined, and Buyer will not be entitled to audit any such records.

4.2 For each Project, Supplier may provide written project reports to Buyer to the extent provided for in the Project Statement or as otherwise agreed upon by the parties. Both parties will be entitled to duplicate and use the project reports in their normal business operations, subject to the provisions of Section 7 and any applicable Project Statement regarding Buyer’s use of Work Product.

4.3 During the term of any Project Statement, representatives of Supplier and Buyer will meet quarterly or at other mutually agreed upon times, and at mutually agreed upon places, to track and review the progress of Projects under the Project Statement in a manner consistent with best practices used for tracking and review of research and development services to Buyer’s business during the 12 months before the Effective Date.

5. Payment.

5.1 Invoices and payment. Supplier will provide Buyer with annual invoices reflecting (i) the fixed rate charges, as set forth the Project Statements, for Services provided during the preceding year under each Project Statement, and (ii) any other charges incurred during the preceding year under the terms of any Project Statements. The invoices for 2013 will cover Services rendered from the Effective Date through December 31, 2013. The invoices for 2014 will cover Services rendered from January 1, 2014 through the end of the Term. Invoices will be sent in a format and containing a level of detail reasonably sufficient for Buyer to determine the accuracy of the computation of the amount charged and that such amount is being calculated in a manner consistent with this Agreement. Reasonable documentation will be provided for all out-of-pocket expenses consistent with Supplier’s practices. All amounts will be due and payable within 60 days of the invoice date, except that when a Project Statement specifies that Supplier will prepay for any materials or Services or pay for them on a different schedule, those amounts will be due and payable as provided in the Project Statement. All payments will be made by wire transfer of immediately available funds to the accounts listed on Exhibit B or such other account as may be designated from time to time by Supplier. Upon Buyer’s reasonable request, Supplier will provide explanations, answer questions, and provide additional documentation regarding invoiced amounts.

5.2 Interest payable on amounts past due. All late payments due under this Agreement will bear interest at a rate equal to the annualized interest rate at prime (as published in the Wall Street Journal from time to time) plus three percentage points, from the invoice due date to the date of payment. If Buyer disputes any portion of any invoice, Buyer must notify Supplier in writing of the nature and the basis of the dispute within 60 days after the date of the applicable invoice, after which time Buyer will have waived any rights to dispute such amount.

5.3 Taxes.

(a) All amounts to be paid to Supplier under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyer (including withholding, sales, use, excise or services tax, which may be assessed on the provision of the Services under this Agreement). If a withholding, sales, use, excise, services or similar tax is assessed on the provisions of any of the Services under this Agreement, Buyer will pay directly or reimburse or indemnify Supplier for such tax. The parties agree to cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party. The parties further agree to work together to structure the provision of the Services to eliminate or minimize applicable transfer taxes, including but not limited to, itemizing on invoices each Service provided to Buyer.

(b) In addition to any amounts otherwise payable pursuant to this Agreement, Buyer will be responsible for any and all sales, use, excise, services or similar taxes imposed on the provision of goods and services by Supplier or its Representatives to Buyer pursuant to this Agreement (“Sales Taxes”) and will either (i) remit such Sales

Taxes to Supplier (and Supplier will remit the amounts so received to the applicable taxing authority), or (ii) provide Supplier with a certificate or other proof, reasonably acceptable to Supplier, evidencing an exemption from liability for such Sales Taxes. For the avoidance of doubt, all amounts under this Agreement are expressed exclusive of Sales Taxes.

5.4 Other expenses. After the Effective Date, except as otherwise specified in this Agreement, each party will pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect.

6. Equipment. Unless otherwise provided in a Project Statement and except with respect to those items of equipment, systems, tools, facilities, and other resources allocated to Buyer pursuant to the Separation Agreement, all equipment, systems, tools, equipment, facilities and other resources used by Supplier and any of its Affiliates in connection with the provision of Services hereunder will remain the property of Supplier and its Affiliates and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Supplier and its Affiliates.

7. Intellectual Property.

7.1 Except as may otherwise be provided in a Project Statement or in the IP Separation Agreement (and, if there is a conflict between a Project Statement and the IP Separation Agreement, with the Project Statement prevailing): (a) Supplier will own and continue to own all rights in and to the Work Product; and (b) Supplier will have the sole right, in its own discretion, to decide whether to file patent applications or other applications for protection of rights in Work Product, and will have the sole discretion and responsibility for all decisions about the content and prosecution of such applications and the maintenance of any resulting patents or other grants or registrations.

7.2 The terms under which any Work Product relating to a particular Project may or will be licensed to Buyer will be specified in the Project Statement. If, after a Project is finished, Buyer wants to license Work Product related to the Project in a manner different than or beyond the scope that was specified in the Project Statement, the parties will discuss the modified or additional license in good faith, but Supplier will have no obligation to grant Buyer any such modified or additional license.

7.3 Except as may otherwise be provided in a Project Statement or in the IP Separation Agreement: (a) Buyer will own and continue to own all rights in and to the Buyer Intellectual Property, including any underlying Buyer Intellectual Property that Supplier uses or incorporates in developing any Work Product; and (b) Supplier will have no right to use the Buyer Intellectual Property except in connection with performing the Services.

7.4 Any intellectual property that is developed jointly by Representatives of the parties in any Project will be treated, with respect to ownership and rights to exploit, according to applicable law, unless otherwise specifically provided in a Project Statement or otherwise agreed in writing by the parties.

8. Confidentiality.

8.1 Each party will, and will cause its Representatives and their officers, directors, employees and agents to, hold as confidential and not disclose to any other party all information received by it under this Agreement that relates to the other party’s business or that relates to the other party’s activities under this Agreement (“Confidential Information”). “Confidential Information” includes: (a) this Agreement and the Project Statements, and their terms and conditions; (b) the Work Product; (c) the Buyer Intellectual Property; and (d) any information exchanged, obtained or reviewed under Section 4.

8.2 Notwithstanding Section 8.1, each party may: (a) disclose the other party’s Confidential Information if legally compelled to do so, provided that it promptly informs the other party of the required disclosure; (b) disclose this Agreement as reasonably necessary in connection with a efforts to resolve a Dispute; and (c) disclose this Agreement to third parties for strategic due diligence purposes if the third party has signed a confidentiality agreement covering the disclosure.

8.3 In addition, unless the parties agree otherwise in a Project Statement or other writing, or unless the disclosure is prohibited by the IP Separation Agreement, Section 8.1 does not prevent the Buyer under a Project Statement from disclosing Supplier Confidential Information that is included or reflected in the Supplier’s deliverables under that Project Statement, through the Buyer utilizing or incorporating such Confidential Information in its publicly distributed products or services or communicating such Confidential Information to manufacturers and other third parties that are involved in the design, planning, manufacture, testing, handling, promotion, sale, storage, or distribution of such products or services; provided that (a) the manufacturer or other third party has signed an appropriate confidentiality agreement covering the disclosure, and (b) that any trade secrets included in the Confidential Information (as identified either in writing by the Buyer or in the IP Separation Agreement) are further protected by adequate security measures to maintain their secrecy and to prevent access by any persons who do not need to use the trade secrets to perform their duties for Buyer, including “Black Box” protections as identified in and required by the IP Separation Agreement.

8.4 “Confidential Information” does not include any information that: (a) is or becomes publicly known through no fault of the receiving party; (b) is known to the receiving party before disclosure under this Agreement, as documented by business records (and ownership of such information has not been allocated to the disclosing party pursuant to the Separation Agreement); (c) is disclosed to the receiving party by a third party having no obligation of confidentiality to the disclosing party; or (d) is independently developed by the receiving party without use of the disclosing party’s Confidential Information as documented by reasonable evidence.

8.5 The parties’ obligations under this Section 8 will continue for five years after the termination of this Agreement, except that to the extent that any Confidential Information constitutes a trade secret, the receiving party’s obligations with respect to that Confidential Information will continue for five years or for such period as the information remains trade secret, whichever is longer.

9. Term and Termination.

9.1 Term and termination of this Agreement.

(a) This Agreement will remain in effect for two years after the Effective Date unless it is terminated early under subsections (b), (c), or (d) below (the “Term”).

(b) If one party is the Buyer under all active Project Statements, it may terminate this Agreement (including all Project Statements) at any time without cause, on at least 180 days’ notice to Supplier. If Buyer terminates this Agreement under this subsection (b) before completion of any Projects, Buyer will pay Supplier:

(i) for Services not billed on a fixed-rate basis, the Allocated Costs incurred by Supplier in connection with the Services through the effective date of the termination, plus a five percent markup, provided that after receiving Buyer’s notice of termination, Supplier will use commercially reasonable efforts to minimize such costs, including by attempting to cancel pending orders for materials and third-party services;

(ii) for Services billed on a fixed-rate basis: (1) a proportional fee for the year in which the termination becomes effective, calculated by multiplying the fixed rate for that year by a fraction consisting of the number of days in that year from January 1 up to and including the effective date of the termination, divided by 365; plus (2) any amounts due for the preceding year; and

(iii) for all Services, regardless of whether billed on a fixed-rate basis or not, all out-of-pocket costs, stranded costs or other costs incurred by Supplier that are not otherwise recoupable by Supplier in connection with termination or winding up of terminated Services (if not already included in the amounts to be paid to Supplier under clauses (i) and (ii) above), including (a) costs under third-party contracts for services, software or other items, including breakage fees or termination fees, (b) fees associated with facilities, hardware or equipment affected by the terminated Service including fees related to terminated leases, (c) costs relating to or in connection with the termination of any related or linked Services, and (d) costs of any materials or third-party services that, before notice of termination, Supplier paid for or obligated itself to pay for in connection with providing the Services, if and to the extent that Supplier cannot through reasonable commercial efforts obtain a refund for or terminate its obligation to pay for such materials and services.

(c) Either party may terminate this Agreement (including all Project Statements) because of material breach by the other party, on at least 30 days’ notice to the other party, if the breach is not cured within 30 days after the notice.

(d) Either party may terminate this Agreement (including all Project Statements) immediately without notice if the other files for bankruptcy protection or has an involuntary petition for bankruptcy filed against it, becomes unable to pay its bills, sell or transfers property to creditors, dissolves or liquidates, has a liquidator or receiver appointed by a court, or is a party of any other similar legal proceedings, if in any such case termination is permitted by applicable law.

(e) Either party may terminate this Agreement (including all Project Statements) immediately without prior notice if there occurs a Change of Control with respect to the other party.

9.2 Term and termination of Project Statements.

(a) A Project Statement will remain in effect for the term stated in the Project Statement (but no longer than two years after the Effective Date) unless it is terminated early under subsections (b) or (c) below.

(b) Buyer may terminate a Project Statement at any time without cause, on at least 180 days’ notice to Supplier. In addition, if Supplier notifies Buyer (as provided in Section 2.3) that it plans to use a Contractor to perform any of the Services under a Project Statement, Buyer may terminate the Project Statement on at least 30 days’ notice to Supplier unless Supplier, within the notice period, commits in writing not to use the Contractor. If Buyer terminates a Project Statement under this subsection (b) before completion of the Project, Buyer will pay Supplier:

(i) for Services not billed on a fixed-rate basis, the Allocated Costs incurred by Supplier in connection with the Services through the effective date of the termination, plus a five percent markup, provided that after receiving Buyer’s notice of termination, Supplier will use commercially reasonable efforts to minimize such costs, including by attempting to cancel pending orders for materials and third-party services;

(ii) for Services billed on a fixed-rate basis: (1) a proportional fee for the year in which the termination becomes effective, calculated by multiplying the fixed rate for that year by a fraction consisting of the number of days in that year from January 1 up to and including the effective date of the termination, divided by 365; plus (2) any amounts due for the preceding year; and

(iii) for all Services, regardless of whether billed on a fixed-rate basis or not, all out-of-pocket costs, stranded costs or other costs incurred by Supplier that are not otherwise recoupable by Supplier in connection with termination or winding up of terminated Services (if not already included in the amounts to be paid to Supplier under clauses (i) and (ii) above), including (a) costs under third-party contracts for services, software or other items, including breakage fees or termination fees, (b) fees associated with facilities, hardware or equipment affected by the terminated Service including fees related to terminated leases, (c) costs relating to or in connection with the termination of any related or linked Services, and (d) costs of any materials or third-party services that, before notice of termination, Supplier paid for or obligated itself to pay for in connection with providing the Services, if and to the extent that Supplier cannot through reasonable commercial efforts obtain a refund for or terminate its obligation to pay for such materials and services.

Termination of one or more Project Statements without cause will not affect this Agreement or other Project Statements.

(c) Either party may terminate a Project Statement because of material breach by the other party, on at least 30 days’ notice to the other party, if the breach is not cured within 30 days after the notice.

(d) Either party may terminate a Project Statement immediately without prior notice if there occurs a Change of Control with respect to the other party.

9.3 No abandonment for Dispute. In the event of a pending Dispute between the parties, Supplier will not have the right to suspend, withhold, interrupt or terminate any Service involved in such Dispute, including for breach of this Agreement, unless and until an arbitrator or tribunal sanctioned under Section 11.2 authorizes or orders such interruption or termination. Supplier acknowledges and agrees that it will be fully compensated by money damages alone for, and will not be irreparably harmed by, providing Services during the pendency of any Dispute. In the event that Supplier threatens to stop performing Services in connection with a Dispute other than as permitted in this Section 9.3, Buyer will be entitled to an order for injunctive relief against Supplier. Supplier agrees that such an abandonment would result in irreparable injury to Buyer, that Buyer would have no adequate remedy at law, and that Supplier will not oppose Buyer’s motion for continuation of the Services or the entry of an order compelling performance by the Supplier of its obligations under this Agreement.

9.4 Return of materials. The parties will, at the disclosing party’s request and upon termination of this Agreement, use all reasonable efforts to return to the other party or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any Confidential Information. Notwithstanding the foregoing, the parties acknowledge that certain systems utilized by Supplier may not permit the purging or deletion of data, and in such case Supplier agrees to maintain copies of affected Buyer data for the minimum amount of time permitted by such systems and not to use such data for any other purposes.

10. Indemnity, Limitation of Liability and Mitigation of Damages.

10.1 Limit of liability. Neither party nor any of its Affiliates will be liable to the other party or for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same and attorneys’ fees) arising from any claim relating to this Agreement or any of the Services to be provided under this Agreement or the Project Statements, or the performance of or failure to perform such party’s obligations under this Agreement or the Project Statements, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages.

10.2 Maximum liability. The aggregate liability of Supplier arising out of or in connection with this Agreement will be limited by each specific Service, such that the aggregate liability of Supplier arising out of or in connection with each specific Service will not exceed an amount equal to the aggregate amount of fees (which fees will exclude any pass-through costs of Contractors) paid or payable for such specific Service only under this Agreement.

10.3 Liability for violation of confidentiality provisions. Sections 10.1 and 10.2 do not apply to, and do not limit liability for, any violations of the provisions of Section 8.

10.4 Impact caused by Buyer hiring Supplier employees. If Buyer hires, retains or otherwise engages any employee, Contractor or other personnel of Supplier, Supplier will not be in breach of this Agreement or otherwise liable to Buyer to the extent such hiring, retention or engagement impairs or affects the ability of Supplier to provide the Services hereunder (or any part thereof), including any failure, delay or other non-compliance with any requirements relating to the Services resulting therefrom

10.5 Mitigation of damages. In addition, the parties will, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize damages, whether direct or indirect, due to, resulting from or arising in connection with any failure to comply fully with the obligations under this Agreement.

10.6 Buyer indemnity. Buyer will indemnify, defend and hold Supplier and each of its Representatives harmless against all damages, claims, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (collectively, “Liabilities”) attributable to any third-party claims asserted against Supplier or its Representatives to the extent arising from or relating to (i) allegations that the Buyer Intellectual Property or its use (by Supplier, Buyer, or others) in any products, processes, materials or works infringes the third party’s intellectual property rights, provided, however, that Buyer will not have the foregoing obligations to the extent that the third-party claim arises from or relates to any use of Buyer Intellectual Property made by Supplier or its Representatives other than in the course of providing the Services; or (ii) any breach of this Agreement resulting from the negligence or willful malfeasance of Buyer, any of its Representatives or any of its or their respective employees, officers or directors. The limitations in Sections 10.1 and 10.2 do not apply to Buyer’s indemnification and defense obligations under this Section 10.6.

10.7 Supplier indemnity. Supplier will indemnify, defend and hold Buyer and each of its Representatives harmless against all Liabilities attributable to any third-party claims to the extent arising from or relating to any breach of this Agreement resulting from the negligence or willful malfeasance of Supplier, any of its Representatives or any of its or their respective employees, officers or directors. The limitations in Sections 10.1 and 10.2 do not apply to Supplier’s indemnification and defense obligations under this Section 10.7.

10.8 Indemnity procedure. All claims for indemnification under this Section 10 will be made in accordance with the procedures set forth in Article V of the Separation Agreement.

10.9 Disclaimer of warranties. Other than any warranties that may be specifically set forth in this Agreement or a Project Statement, Supplier does not make any warranties to Buyer. Without limiting the foregoing, Supplier (i) does not guarantee that any particular results will be achieved, that any Services or deliverables will be provided at any particular time, or that any particular Representatives will be involved in providing the Services; and (ii) does not make any warranty of merchantability, fitness for a particular purpose, or non-infringement with respect to: the Work Product or the Services; any products or processes that incorporate any of the Work Product or any deliverables provided to Buyer under this Agreement or any Project Statement; or any products or processes that may be developed, formulated or modified based on the Work Product or the Services, or any other deliverables provided to Buyer under this Agreement or any Project Statement.

11. General.

11.1 Canadian matters.

(a) For greater certainty and without limiting any other provision of this Agreement, the parties acknowledge and agree that certain Services may be provided by a Canadian Affiliate of the Supplier (each, a “Canadian Supplier”) for any one or more Canadian Affiliates of Buyer (each, a “Canadian Buyer”).

(b) The applicable Canadian Supplier will possess all of the rights and obligations of Supplier that relate to the Services to be provided by such Canadian Supplier. The applicable Canadian Buyer will possess all of the rights and obligations of Buyer that relate to the Services to be provided to such Canadian Buyer.

(c) For greater certainty and without limiting any other provision of this Agreement, the Supplier or Canadian Supplier, as applicable, that provides Services to a Canadian Buyer will directly invoice the applicable Canadian Buyer in respect of such Services, and Buyer will cause the applicable Canadian Buyer to make payment for any Services provided to such Canadian Buyer directly to the Supplier or Canadian Supplier of such Services, as applicable.

(d) Without limiting the generality of Section 5.3 the Allocated Cost for Canadian Services will be exclusive of applicable GST/HST, QST and PST. Any Canadian Supplier will invoice applicable GST/HST, QST and PST. Any Canadian Buyer will withhold from payments to the applicable Supplier or Canadian Supplier any amounts required by law.

11.2 Dispute resolution. Any controversy or claim arising out of or relating to this Agreement (a “Dispute”), will be resolved: (i) first, by negotiation with the possibility of mediation as provided in subsection (a) below; and (ii) then, if negotiation and mediation fail, as provided in subsection (b) below. The procedures set forth in this Section 11.2 will be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration will not toll applicable statutes of limitation or repose unless the parties otherwise agree in writing.

(a) Negotiation and mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve the Dispute by direct discussions between representatives of the parties who have authority to settle the Dispute. If the Dispute is not resolved within 15 days by the initial representatives to whom the matter is referred, the Dispute will be escalated for resolution to the Executive Vice President of Research, Development, and Quality (or an

officer with analogous authority) of each party. If the parties agree, they may also attempt to resolve the Dispute through mediation administered by a mutually agreed upon mediator.

(b) Arbitration or litigation. If a Dispute is not resolved within 45 days after the service of a Dispute Notice, the Dispute will be resolved through arbitration under clause (i) or (ii) below, except that if the Dispute involves infringement, other violation, validity, enforceability, or ownership of intellectual property rights, either party may initiate litigation under clause (iii) below.

(i) Arbitration.

(1) Any arbitration will be administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules and before a panel of three arbitrators having experience or expertise in the subject matter of the Dispute. The claimant will designate an arbitrator in its request for arbitration and the respondent will designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they will have 21 days to select a third arbitrator who will serve as the chair of the arbitral tribunal, and if they are unable to do so, the ICDR will appoint the chair by use of the “list method.” The place of arbitration will be New York, New York. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(2) Interim relief. At any time during or before the arbitration of a Dispute between the parties, either party may initiate litigation seeking interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions pending completion of the arbitration.

(3) Procedures and remedies in arbitration. In the arbitration, each party will be entitled to reasonable, expedited discovery of documents and information that relate specifically to the substance of the Dispute, but no depositions or third party discovery will be conducted. At least seven days before the hearing, each party will provide the other with a written position statement and copies of all evidence that it intends to produce at the hearing. The parties will treat as confidential all discussions and submissions made in connection with the arbitration proceeding, and all non-public documents and information produced or submitted in the proceeding. The arbitrators’ decision will be in writing, rendered no more than 60 days after the date on which the arbitration panel is selected. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

(ii) Arbitration for pricing Disputes. In the event of a dispute regarding the amount charged to Buyer for any Service, including calculation of Allocated Costs associated with a Service or a claim that the amount charged is not consistent with the terms of this Agreement, any arbitration under subsection (i) will be submitted collectively once per month to and heard before Ernst & Young LLP or, if such accounting firm shall decline to act or is not, at the time of submission thereto, independent of SnackCo or GroceryCo, to another arbitrator from any mutually agreed upon accounting firm. The arbitration will be limited solely to the issues of price and cost calculations. Each party will use commercially reasonably efforts to cause Ernst & Young LLP or such other mutually agreed upon arbitrator to decide not later than 30 days after submission of the particular matter to the arbitrator. Except as otherwise provided in this subsection (ii), the provisions in subsection (i) will apply to any arbitration under this subsection (ii).

(iii) Litigation. Any litigation that may be initiated in lieu of arbitration, as provided above, will be brought only in the United States District Court for the Southern District of New York or in the state courts located in that District. The parties consent to jurisdiction and venue in those courts. The parties waive the right to a jury in any such litigation.

(c) Expenses. The parties will equally share the fees charged for any mediator’s services and will bear their own internal expenses incurred in connection with resolving a Dispute. If any Dispute is resolved through arbitration or litigation, the prevailing party will be entitled to recover, from the other party, the reasonable out of pocket expenses that it incurred in connection with the arbitration or litigation, including attorneys’ fees, arbitrator fees, and expert witness fees.

11.3 Force Majeure. Supplier will not be liable for any failure of performance attributable to acts or events (including war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its reasonable control which impair or prevent in whole or in part performance by Supplier hereunder (“Force Majeure”). If Supplier is unable to perform its obligations hereunder as a result of a Force Majeure event, Supplier will, as promptly as reasonably practicable, give notice of the occurrence of such event to Buyer and will use commercially reasonable efforts to resume the Services at the earliest practicable date; provided, however, that upon any failure of Supplier to provide Services under this Section 11.3, Buyer, in its sole discretion, may terminate its receipt of such Service effective upon notice to Supplier and will not be obligated to pay for Services not performed by Supplier due to an event of Force Majeure.

11.4 Relationship of parties. Except as specifically provided herein, neither party will act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

11.5 Assignment. Either party may assign its rights and obligations under this Agreement to a controlled Affiliate, without the prior written consent of the non-assigning party. Either party may assign its rights and obligations under this Agreement to a third party provider, upon prompt notice to and the approval of the non-assigning party, with such approval not to be unreasonably withheld or delayed. No other assignment of a party’s rights and obligations under this Agreement may be made without the non-assigning party’s prior written consent. In the event of any assignment of a party’s rights and obligations under this Agreement, the assigning party nonetheless will remain responsible for the performance of all of its obligations under this Agreement.

11.6 No third-party beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and does not benefit or create any right or case of action for any other persons other than Representatives entitled to indemnification under Section 10.

11.7 Entire agreement; no reliance; amendment. This Agreement (including all exhibits) is the entire agreement with respect to its subject matter, and any prior agreements, oral or written, are no longer effective. In deciding whether to enter into this Agreement, the parties have not relied on any representations, statements, or warranties other than those explicitly contained in this Agreement. No changes to this Agreement are valid unless in writing, signed by both parties.

11.8 Waiver. Except as otherwise specifically provided elsewhere in this Agreement, neither party waives any rights under this Agreement by delaying or failing to enforce them.

11.9 Notices. Except as may otherwise be provided in a Project Statement, all notices under this Agreement will be in writing, sent by hand delivery, by FedEx or other commercial overnight courier, or by email, directed to the address or email address set forth below. Notices sent by hand delivery, by FedEx or other commercial overnight courier are effective upon receipt. Notices sent by email are effective upon transmission, provided that the sender does not receive any indication that the email has not been successfully transmitted.

If to GroceryCo:

General Counsel
Kraft Foods Group, Inc.
Three Lakes Drive
Northfield, Illinois 60093
Email:	kim.rucker@kraftfoods.com

If to SnackCo:

General Counsel
Mondelēz Global LLC
Three Parkway North
Deerfield, Illinois 60015
Email:	gerd.pleuhs@mdlz.com

11.10 Counterparts. This Agreement may be executed in counterparts. Facsimile signatures are binding.

11.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect any other provision of this Agreement. Upon such determination that a provision is invalid or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

11.12 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement will be construed according to their fair meaning and neither for nor against either party irrespective of which party caused such provisions to be drafted. The terms “include” and “including” do not limit the preceding terms. Each reference to “$” or “dollars” is to United States dollars. Each reference to “days” is to calendar days.

11.13 Governing law. This Agreement will be governed by and construed in accordance with New York law.

11.14 Precedence. If there is any conflict between the terms of this Agreement and specific terms of the Separation Agreement or the IP Separation Agreement, then the terms of this Agreement will prevail. If there is any conflict between the terms of any Project Statement and the specific terms of this Agreement, the Separation Agreement, or the IP Separation Agreement, then the terms of the Project Statement will prevail.

11.15 Survival. Sections 1, 4.1, 5.1, 5.2, 5.3, 5.4, 6, 7, 8, 9, 10, and 11 will survive any termination or expiration of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KRAFT FOODS GROUP, INC.		MONDELĒZ GLOBAL LLC

By:	/s/ Timothy R. McLevish	By:	/s/ Gerhard Pleuhs

Its:	Authorized Signatory	Its:	Authorized Signatory

Exhibit	A: Project Statements
A.1: Powdered Beverages
A.2: On-Demand Coffee Systems
A.3: Food Challenge Studies
A.4: Regulatory Support to SnackCo
A.5: Regulatory Support to GroceryCo
A.6: Food Safety Consulting
A.7: Nutrition Science Consulting
A.8: General Consulting
Exhibit	B: Wire Transfer Information